EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is effective as of the 25th day of July 2011, between Nuveen Fund Advisors, Inc. (the “Adviser”), and Nuveen Strategy Funds, Inc. (“NSF”).

WHEREAS, NSF includes the investment portfolios set forth in Exhibit A hereto (each a “Fund” and, collectively, the “Funds”), each of which offers one or more classes of shares; and

WHEREAS, the Adviser wishes to contractually limit fees and reimburse expenses for the Funds as set forth on Exhibit A; and

WHEREAS, it is in the interests of both the Adviser and the shareholders of each Fund to limit Fund expenses as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the Adviser will waive fees and reimburse other Fund expenses to the extent necessary to limit the total annual Fund operating expenses, after fee waivers and/or expense reimbursements and excluding the fees and expenses of other investment companies in which the Fund invests, to the amounts set forth in Exhibit A (which limits are set forth for the Fund on a class-by-class basis). The Adviser agrees that it may not be reimbursed by NSF for the fees waived or reimbursements made by the Adviser under the terms of the agreement. The Adviser agrees to continue the foregoing expense limits through the date set forth on Exhibit A. Thereafter, any expense limit may be changed upon prior notice to NSF’s Board of Directors.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

NUVEEN FUND ADVISORS, INC.		NUVEEN STRATEGY FUNDS, INC.

By:	/s/ Kathleen L. Prudhomme	By:	/s/ Kathleen L. Prudhomme
Name:	Kathleen L. Prudhomme	Name:	Kathleen L. Prudhomme
Title:	Managing Director	Title:	Vice President

Exhibit A

Fund & Share Class	Total Annual Operating Expenses Limitation as a Percentage of Average Daily Net Assets	Expiration
Nuveen Strategy Balanced Allocation Fund – Class A	0.40%	December 31, 2012
Nuveen Strategy Balanced Allocation Fund – Class B	1.15%	December 31, 2012
Nuveen Strategy Balanced Allocation Fund – Class C	1.15%	December 31, 2012
Nuveen Strategy Balanced Allocation Fund – Class R3	0.65%	December 31, 2012
Nuveen Strategy Balanced Allocation Fund – Class I	0.15%	December 31, 2012

Nuveen Strategy Conservative Allocation Fund – Class A	0.40%	December 31, 2012
Nuveen Strategy Conservative Allocation Fund – Class B	1.15%	December 31, 2012
Nuveen Strategy Conservative Allocation Fund – Class C	1.15%	December 31, 2012
Nuveen Strategy Conservative Allocation Fund – Class R3	0.65%	December 31, 2012
Nuveen Strategy Conservative Allocation Fund – Class I	0.15%	December 31, 2012